Exhibit 99.1

Camping World Holdings, Inc. Reports Fourth Quarter 2024 Results, New and Used Same Store Unit Sales Increase, 22,148 Total Units Sold, Operational Improvement Continues Into the First Quarter

LINCOLNSHIRE, IL – February 25, 2025 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), the World’s Largest Recreational Vehicle Dealer, today reported results for the fourth quarter and full year ended December 31, 2024.

Marcus Lemonis, Chairman and Chief Executive Officer of CWH stated, “Our combined new and used same store unit sales grew for the second quarter in a row, with increased revenue, increased gross profit and improved adjusted EBITDA, a testament to our unwavering focus on product development, affordability, and used inventory procurement. We see green shoots unfolding across the broader RV landscape, supporting our expectation for more stable industry trends throughout 2025.”

Matthew Wagner, President of CWH commented, “We are very pleased with our momentum to start 2025. Our same store used unit trends increased high-teens percentages year-over-year in January, and same store new units increased low-singles, in line with our expectations. This early season performance gives us confidence in achieving the 2025 guideposts that we provided on our last call.”

Mr. Lemonis concluded, “The organization is positioned exceptionally well for organic and inorganic growth in 2025. Our focus rests solely on selling more RVs, cost discipline, and driving significantly improved profitability across our enterprise.”

Fourth Quarter-over-Quarter Operating Highlights

●	Revenue was $1.2 billion for the fourth quarter, an increase of $95.1 million, or 8.6%.
●	New vehicle revenue was $497.5 million for the fourth quarter, an increase of $48.1 million, or 10.7%, and new vehicle unit sales were 11,575 units, an increase of 858 units, or 8.0%. Used vehicle revenue was $348.1 million for the fourth quarter, an increase of $26.5 million, or 8.2%, and used vehicle unit sales were 10,573 units, an increase of 1,081 units, or 11.4%. Combined new and used vehicle unit sales were 22,148, an increase of 1,939 units, or 9.6%.
●	Average selling price of new vehicles sold increased 2.5% and average selling price of used vehicles sold decreased 2.8%.
●	Same store new vehicle unit sales increased 4.5% for the fourth quarter and same store used vehicle unit sales increased 4.0%. Combined same store new and used vehicle unit sales increased 4.2%.
●	Products, services and other revenue was $181.4 million, an increase of $2.4 million, or 1.4%, driven largely by the increase in used vehicles sold leading to an increase in retail product attachment to vehicle sales as used vehicles experience higher retail product attachment than new vehicles, which was partially offset by the divestiture of our RV furniture business in May 2024.
●	New vehicle gross margin was 15.2%, a decrease of 372 basis points, driven primarily by a slightly higher mix of class B and C motorized units in 2024, lower manufacturer promotional incentives, and slightly higher cost of 2025 model year new vehicles, partially offset by the 2.5% higher average selling price. Used vehicle gross margin was 18.7%, an increase of 368 basis points, as a result of the discounting of higher-cost used vehicles in the fourth quarter of 2023, partially offset by the 2.8% lower average selling price.
●	Gross profit was $376.9 million, an increase of $33.5 million, or 9.7%, and total gross margin was 31.3%, an increase of 33 basis points. The gross profit increase was mainly driven by $17.1 million higher finance and insurance, net (“F&I”) gross profit largely from the 9.6% increase in combined new and used vehicle unit sales and new F&I offerings, $16.8 million higher used vehicle gross profit from the increase in used vehicle unit sales and gross margin as discussed above, and $11.1 million higher products, service and other gross profit as a byproduct of the higher used vehicle sales and higher gross margins from the divestiture of our RV furniture business in May 2024. These gross profit increases were partially offset by lower gross margins from new vehicles as discussed above.
●	Selling, general and administrative expenses (“SG&A”) were $367.8 million, an increase of $30.7 million, or 9.1%. This increase was primarily driven by $26.2 million of increased employee compensation costs excluding equity-based compensation and including commissions, due in part to an over $6.0 million increase in health insurance claim costs, and $6.3 million of additional advertising expenses. SG&A Excluding Stock-Based Compensation(1) (“SBC”) was $362.4 million, an increase of $30.7 million, or 9.3%.
●	Floor plan interest expense was $17.1 million, a decrease of $4.7 million, or 21.6%, and other interest expense, net was $32.3 million, a decrease of $3.1 million, or 8.7%. These decreases were primarily as a result of lower interest rates, and, to a lesser extent, lower principal balances.
●	Net loss(2) was $(59.5) million for the fourth quarter of 2024, a decrease of $12.0 million, or 25.1%. Adjusted EBITDA(1) was $(2.5) million, an increase of $6.4 million, or 72.1%.
●	Diluted loss per share of Class A common stock(2) was $(0.56), a decrease of $0.10, or 21.7%. Adjusted loss per share – diluted(1) (2) of Class A common stock was $(0.47), a decrease of $0.03, or 6.8%.
●	The total number of our store locations was 206 as of December 31, 2024, a net increase of four store locations from December 31, 2023, or 2.0%.

Full Year-over-Year Operating Highlights

●	Revenue was $6.1 billion, a decrease of $126.5 million, or 2.0%.
●	New vehicle revenue was $2.8 billion, an increase of $249.4 million, or 9.7%, and new vehicle unit sales were 70,484 units, an increase of 11,753 units, or 20.0%. Used vehicle revenue was $1.6 billion, a decrease of $365.8 million, or 18.5%, and used vehicle unit sales were 51,032 units, a decrease of 5,791 units, or 10.2%. Combined new and used vehicle unit sales were 121,516, an increase of 5,962 units, or 5.2%.
●	Average selling price of new vehicles declined 8.6% driven primarily by the lower cost of 2024 model year travel trailers and discounting of pre-2024 model year new vehicles. Average selling price of used vehicles declined 9.2% due to discounting of used vehicles in response to declines in new vehicle prices.
●	Same store new vehicle unit sales increased 15.0% and same store used vehicle unit sales decreased 14.6%. Combined same store new and used vehicle unit sales were relatively flat at an increase of 0.3%.
●	Products, services and other revenue was $820.1 million, a decline of 49.9 million, or 5.7%, driven largely by a reduction in sales activity resulting from our Active Sports Restructuring, the divestiture of our RV furniture business in May 2024, and fewer used vehicles sold leading to a decline in retail product attachment to vehicle sales as used vehicles experience higher retail product attachment than new vehicles.
●	Gross profit was $1.8 billion, a decrease of $53.2 million, or 2.8%, and total gross margin was 29.9%, a decrease of 25 basis points. The gross profit decline was mainly driven by the lower average selling prices on new and used vehicles, which was partially offset by the lower average cost of new and used vehicles, and a nonrecurring $5.5 million in savings from finalizing contract negotiations to exit an arrangement with a service partner for Good Sam Services and Plans in 2023. These decreases were partially offset by improved gross margins for products, services and other driven largely by the divestiture of our RV furniture business in May 2024.
●	SG&A was $1.6 billion, an increase of $34.1 million, or 2.2%. This increase was primarily driven by $29.4 million of additional advertising expenses, and $7.3 million of additional employee compensation costs, consisting of a $9.3 million increase in employee cash compensation expenses, partially offset by a $2.0 million decrease in SBC expenses. SG&A Excluding SBC(1) was also $1.6 billion, an increase of $36.1 million, or 2.4%.
●	Floor plan interest expense was $95.1 million, an increase of $12.0 million, or 14.5%, and other interest expense, net was $140.4 million, an increase of $5.2 million, or 3.8%. These increases were primarily a result of higher principal balances and higher average interest rates.
●	Net loss(2) was $(78.9) million, a change of $131.8 million from net income of $52.9 million in 2023. Adjusted EBITDA(1) was $178.8 million, a decrease of $107.4 million, or 37.5%.
●	Diluted loss per share of Class A common stock was $(0.80), a change of $1.37 from $0.57 in diluted earnings per share of Class A common stock(2) in 2023. Adjusted loss per share – diluted(1) of Class A common stock was $(0.40), a change of $1.24 from $0.84 in adjusted earnings per share – diluted of Class A common stock(2) in 2023.

(1)	Adjusted (loss) earnings per share – diluted, Adjusted EBITDA, and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release
(2)	Certain 2023 amounts, including income tax benefit and net (loss) income, reflect the correction of errors that were immaterial to previously-reported consolidated financial statements. For additional information, see below under “Revisions for Correction of Immaterial Errors”.

Revisions for Correction of Immaterial Errors

The Company corrected for errors that were immaterial to previously-reported consolidated financial statements. These errors were identified in connection with the preparation of the financial statements for the year ended December 31, 2024 and related primarily to the measurement of the realizable portion of the Company’s outside basis difference deferred tax asset in the operating partnership, CWGS Enterprises, LLC (“CWGS, LLC”). The Company evaluated the materiality of these errors both qualitatively and quantitatively in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, and determined the effect of these corrections was not material to the previously issued financial statements. However, correcting the cumulative error during the year ended December 31, 2024 would have been material to the current period. Therefore, the amounts in the previous periods have been revised to reflect the correction of these errors. The Company expects to disclose in its Annual Report on Form 10-K that, as part of its evaluation of its internal control over financial reporting, the Company identified a new material weakness in its internal controls that existed as of December 31, 2024, specifically related to the review of the measurement of the realizable portion of the Company’s outside basis difference deferred tax asset in CWGS, LLC, which pertained to these revisions.

The following table presents the effect of the error correction on the Company’s consolidated balance sheet for the period indicated:

	As of December 31, 2023
($ in thousands)	As Previously Reported	Adjustment	As Corrected
Deferred tax assets, net	$157,326	$43,768	$201,094
Total assets	4,845,684	43,768	4,889,452
Additional paid-in capital	98,280	33,385	131,665
Retained earnings	185,244	10,383	195,627
Total stockholders' equity attributable to Camping World Holdings, Inc.	124,584	43,768	168,352
Total stockholders' equity	214,207	43,768	257,975
Total liabilities and stockholders' equity	4,845,684	43,768	4,889,452

The following table presents the effect of the error corrections on the consolidated statements of income for the periods indicated:

	Three Months Ended December 31, 2023			Year Ended December 31, 2023
($ in thousands except per share amounts)	As Previously Reported	Adjustment	As Corrected	As Previously Reported	Adjustment	As Corrected
Income tax benefit	$18,732	$2,328	$21,060	$1,199	$2,328	$3,527
Net (loss) income	(49,918)	2,328	(47,590)	50,601	2,328	52,929
Net (loss) income attributable to Camping World Holdings, Inc.	(16,789)	2,328	(14,461)	31,044	2,328	33,372
(Loss) earnings per share of Class A common stock:
Basic	$(0.37)	$0.05	$(0.32)	$0.70	$0.05	$0.75
Diluted	$(0.49)	$0.03	$(0.46)	$0.55	$0.02	$0.57

The error corrections did not change net cash provided by operating activities or any investing or financing activities in the summary of consolidated statements of cash flows for the year ended December 31, 2023.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter 2024 financial results is scheduled for February 26, 2025, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-826-3035 (international callers please dial 1-412-317-5195) and using conference ID# 10196901. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering and related reorganization transactions that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of December 31, 2024, the Company owned 61.0% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the fourth quarter and full year ended December 31, 2024 to our financial results from the fourth quarter and full year ended December 31, 2023, respectively.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor adventures fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enables us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 43 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, inventory strategy, business plans and goals, future growth of our operations, including organic and inorganic growth, and future financial results and position. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; our private brand offerings exposing us to various risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by our Annual Report on Form 10-K for the year ended December 31, 2024 following the date hereof, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends, if any, are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, X (formerly known as Twitter), and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Good Sam Services and Plans	$45,505	$46,533	$194,575	$193,827
RV and Outdoor Retail
New vehicles	497,533	449,416	2,825,640	2,576,278
Used vehicles	348,148	321,697	1,613,849	1,979,632
Products, service and other	181,431	179,008	820,111	870,038
Finance and insurance, net	118,993	101,920	599,718	562,256
Good Sam Club	12,854	10,759	46,081	44,516
Subtotal	1,158,959	1,062,800	5,905,399	6,032,720
Total revenue	1,204,464	1,109,333	6,099,974	6,226,547
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	18,651	15,547	70,726	59,391
RV and Outdoor Retail
New vehicles	421,965	364,421	2,418,169	2,175,819
Used vehicles	282,951	273,277	1,317,152	1,574,238
Products, service and other	102,919	111,588	463,640	533,625
Good Sam Club	1,062	1,059	4,791	4,825
Subtotal	808,897	750,345	4,203,752	4,288,507
Total costs applicable to revenue	827,548	765,892	4,274,478	4,347,898

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	26,854	30,986	123,849	134,436
RV and Outdoor Retail
New vehicles	75,568	84,995	407,471	400,459
Used vehicles	65,197	48,420	296,697	405,394
Products, service and other	78,512	67,420	356,471	336,413
Finance and insurance, net	118,993	101,920	599,718	562,256
Good Sam Club	11,792	9,700	41,290	39,691
Subtotal	350,062	312,455	1,701,647	1,744,213
Total gross profit	376,916	343,441	1,825,496	1,878,649

Operating expenses:
Selling, general, and administrative	367,759	337,087	1,573,117	1,538,988
Depreciation and amortization	21,285	19,181	81,190	68,643
Long-lived asset impairment	2,706	—	15,061	9,269
Lease termination	288	(478)	(2,297)	(103)
Loss (gain) on sale or disposal of assets	330	(221)	9,855	(5,222)
Total operating expenses	392,368	355,569	1,676,926	1,611,575
(Loss) income from operations	(15,452)	(12,128)	148,570	267,074
Other expense
Floor plan interest expense	(17,068)	(21,777)	(95,121)	(83,075)
Other interest expense, net	(32,320)	(35,397)	(140,444)	(135,270)
Tax Receivable Agreement liability adjustment	—	762	—	2,442
Other expense, net	(2,925)	(110)	(3,262)	(1,769)
Total other expense	(52,313)	(56,522)	(238,827)	(217,672)
(Loss) income before income taxes	(67,765)	(68,650)	(90,257)	49,402
Income tax benefit	8,221	21,060	11,377	3,527
Net (loss) income	(59,544)	(47,590)	(78,880)	52,929
Less: net (loss) income attributable to non-controlling interests	27,942	33,129	40,243	(19,557)
Net (loss) income attributable to Camping World Holdings, Inc.	$(31,602)	$(14,461)	$(38,637)	$33,372

(Loss) earnings per share of Class A common stock:
Basic	$(0.56)	$(0.32)	$(0.80)	$0.75
Diluted	$(0.56)	$(0.46)	$(0.80)	$0.57
Weighted average shares of Class A common stock outstanding:
Basic	56,586	44,889	48,005	44,626
Diluted	56,586	84,934	48,005	84,972

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended December 31,		Increase		Percent
	2024	2023	(decrease)		Change
Unit sales
New vehicles	11,575	10,717	858		8.0%
Used vehicles	10,573	9,492	1,081		11.4%
Total	22,148	20,209	1,939		9.6%

Average selling price
New vehicles	$42,983	$41,935	$1,048		2.5%
Used vehicles	32,928	33,891	(963)		(2.8%)

Same store unit sales(1)
New vehicles	10,250	9,809	441		4.5%
Used vehicles	9,441	9,081	360		4.0%
Total	19,691	18,890	801		4.2%

Same store revenue(1) ($ in 000s)
New vehicles	$443,078	$412,391	$30,687		7.4%
Used vehicles	310,651	301,696	8,955		3.0%
Products, service and other	145,929	142,131	3,798		2.7%
Finance and insurance, net	104,944	95,213	9,731		10.2%
Total	$1,004,602	$951,431	$53,171		5.6%

Average gross profit per unit
New vehicles	$6,529	$7,931	$(1,402)		(17.7%)
Used vehicles	6,166	5,101	1,065		20.9%
Finance and insurance, net per vehicle unit	5,373	5,043	330		6.5%
Total vehicle front-end yield(2)	11,728	11,645	83		0.7%

Gross margin
Good Sam Services and Plans	59.0%	66.6%	(758)	bps
New vehicles	15.2%	18.9%	(372)	bps
Used vehicles	18.7%	15.1%	368	bps
Products, service and other	43.3%	37.7%	561	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	91.7%	90.2%	158	bps
Subtotal RV and Outdoor Retail	30.2%	29.4%	81	bps
Total gross margin	31.3%	31.0%	33	bps

Retail locations
RV dealerships	204	198	6		3.0%
RV service & retail centers	2	4	(2)		(50.0%)
Total	206	202	4		2.0%

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,241,533	$1,378,403	$(136,870)		(9.9%)
Used vehicles	413,546	464,833	(51,287)		(11.0%)
Products, parts, accessories and misc.	166,495	199,261	(32,766)		(16.4%)
Total RV and Outdoor Retail inventories	$1,821,574	$2,042,497	$(220,923)		(10.8%)

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$6,086	$6,962	$(876)		(12.6%)
Used vehicle inventory per dealer location	2,027	2,348	(321)		(13.7%)

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.8	1.8	0.0		2.0%
Used vehicle inventory turnover	3.3	2.9	0.4		14.9%

Other data
Active Customers(4)	4,487,313	4,959,723	(472,410)		(9.5%)
Good Sam Club members (5)	1,753,798	2,027,353	(273,555)		(13.5%)
Service bays (6)	2,812	2,757	55		2.0%
Finance and insurance gross profit as a % of total vehicle revenue	14.1%	13.2%	85	bps	n/a
Same store locations	175	n/a	n/a		n/a

	Year Ended December 31,		Increase		Percent
	2024	2023	(decrease)		Change
Unit sales
New vehicles	70,484	58,731	11,753		20.0%
Used vehicles	51,032	56,823	(5,791)		(10.2%)
Total	121,516	115,554	5,962		5.2%

Average selling price
New vehicles	$40,089	$43,866	$(3,777)		(8.6%)
Used vehicles	31,624	34,839	(3,215)		(9.2%)

Same store unit sales(1)
New vehicles	62,915	54,692	8,223		15.0%
Used vehicles	46,063	53,928	(7,865)		(14.6%)
Total	108,978	108,620	358		0.3%

Same store revenue(1) ($ in 000s)
New vehicles	$2,527,743	$2,408,770	$118,973		4.9%
Used vehicles	1,448,546	1,876,020	(427,474)		(22.8%)
Products, service and other	648,245	675,446	(27,201)		(4.0%)
Finance and insurance, net	537,293	530,815	6,478		1.2%
Total	$5,161,827	$5,491,051	$(329,224)		(6.0%)

Average gross profit per unit
New vehicles	$5,781	$6,819	$(1,038)		(15.2%)
Used vehicles	5,814	7,134	(1,320)		(18.5%)
Finance and insurance, net per vehicle unit	4,935	4,866	69		1.4%
Total vehicle front-end yield(2)	10,730	11,840	(1,110)		(9.4%)

Gross margin
Good Sam Services and Plans	63.7%	69.4%	(571)	bps
New vehicles	14.4%	15.5%	(112)	bps
Used vehicles	18.4%	20.5%	(209)	bps
Products, service and other	43.5%	38.7%	480	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	89.6%	89.2%	44	bps
Subtotal RV and Outdoor Retail	28.8%	28.9%	(10)	bps
Total gross margin	29.9%	30.2%	(25)	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	13.5%	12.3%	117	bps	n/a
Same store locations	175	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$208,422	$39,647
Contracts in transit	61,222	60,229
Accounts receivable, net	120,412	128,070
Inventories	1,821,837	2,042,949
Prepaid expenses and other assets	58,045	48,353
Assets held for sale	1,350	29,864
Total current assets	2,271,288	2,349,112

Property and equipment, net	846,760	834,426
Operating lease assets	739,352	740,052
Deferred tax assets, net	215,140	201,094
Intangible assets, net	19,469	13,717
Goodwill	734,023	711,222
Other assets	37,245	39,829
Total assets	$4,863,277	$4,889,452
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$145,346	$133,516
Accrued liabilities	118,557	149,096
Deferred revenues	92,124	92,366
Current portion of operating lease liabilities	61,993	63,695
Current portion of finance lease liabilities	7,044	17,133
Current portion of Tax Receivable Agreement liability	—	12,943
Current portion of long-term debt	23,275	22,121
Notes payable – floor plan, net	1,161,713	1,371,145
Other current liabilities	70,900	68,536
Liabilities related to assets held for sale	—	17,288
Total current liabilities	1,680,952	1,947,839

Operating lease liabilities, net of current portion	764,113	763,958
Finance lease liabilities, net of current portion	131,004	97,751
Tax Receivable Agreement liability, net of current portion	150,372	149,866
Revolving line of credit	—	20,885
Long-term debt, net of current portion	1,493,318	1,498,958
Deferred revenues	63,642	66,780
Other long-term liabilities	94,927	85,440
Total liabilities	4,378,328	4,631,477
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 62,502 and 49,571 shares issued, respectively; 62,502 and 45,020 shares outstanding, respectively	625	496
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 and 39,466 shares issued, respectively; 39,466 and 39,466 shares outstanding, respectively	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—
Additional paid-in capital	193,692	131,665
Treasury stock, at cost; none and 4,551 shares, respectively	—	(159,440)
Retained earnings	132,241	195,627
Total stockholders' equity attributable to Camping World Holdings, Inc.	326,562	168,352
Non-controlling interests	158,387	89,623
Total stockholders' equity	484,949	257,975
Total liabilities and stockholders' equity	$4,863,277	$4,889,452

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Year Ended December 31,
	2024	2023

Net cash provided by operating activities	$245,159	$310,807

Investing activities
Purchases of property and equipment	(90,837)	(131,080)
Proceeds from sale of property and equipment	4,025	3,204
Purchases of real property	(9,602)	(67,194)
Proceeds from the sale of real property	58,153	40,785
Purchases of businesses, net of cash acquired	(72,323)	(209,459)
Proceeds from divestiture of business	19,957	—
Purchases of and loans to other investments	—	(3,444)
Purchases of intangible assets	(143)	(2,218)
Proceeds from sale of intangible assets	2,595	—
Net cash used in investing activities	(88,175)	(369,406)

Financing activities
Proceeds from long-term debt	55,624	59,227
Payments on long-term debt	(80,939)	(38,958)
Net (payments) proceeds on notes payable – floor plan, net	(217,857)	59,280
Borrowings on revolving line of credit	43,000	—
Payments on revolving line of credit	(63,885)	—
Payments on finance leases	(7,485)	(5,497)
Payments on sale-leaseback arrangement	(198)	(187)
Payment of debt issuance costs	(1,123)	(937)
Proceeds from issuance of Class A common stock sold in a public offering, net of underwriter discounts and commissions	333,356	—
Payments of stock offering costs	(408)	—
Dividends on Class A common stock	(24,749)	(66,831)
Proceeds from exercise of stock options	549	389
RSU shares withheld for tax	(5,412)	(6,861)
Distributions to holders of LLC common units	(18,682)	(31,510)
Net cash provided by (used in) financing activities	11,791	(31,885)

Increase (decrease) in cash and cash equivalents	168,775	(90,484)
Cash and cash equivalents at beginning of the period	39,647	130,131
Cash and cash equivalents at end of the period	$208,422	$39,647

(Loss) Earnings Per Share

Basic (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted (loss) earnings per share of Class A common stock (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2024	2023	2024	2023
Numerator:
Net (loss) income	$(59,544)	$(47,590)	$(78,880)	$52,929
Less: net (loss) income attributable to non-controlling interests	27,942	33,129	40,243	(19,557)
Net (loss) income attributable to Camping World Holdings, Inc. — basic	$(31,602)	$(14,461)	$(38,637)	$33,372
Add: reallocation of net (loss) income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	(24,645)	—	15,392
Net (loss) income attributable to Camping World Holdings, Inc. — diluted	$(31,602)	$(39,106)	$(38,637)	$48,764
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	56,586	44,889	48,005	44,626
Dilutive options to purchase Class A common stock	—	—	—	20
Dilutive restricted stock units	—	—	—	281
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	40,045	—	40,045
Weighted-average shares of Class A common stock outstanding — diluted	56,586	84,934	48,005	84,972

(Loss) earnings per share of Class A common stock — basic	$(0.56)	$(0.32)	$(0.80)	$0.75
(Loss) earnings per share of Class A common stock — diluted	$(0.56)	$(0.46)	$(0.80)	$0.57

Weighted-average anti-dilutive securities excluded from the computation of diluted (loss) earnings per share of Class A common stock:
Stock options to purchase Class A common stock	156	199	175	50
Restricted stock units	1,824	2,074	1,979	1,364
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	—	40,007	—

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted; Adjusted (Loss) Earnings Per Share – Basic; Adjusted (Loss) Earnings Per Share – Diluted; and SG&A Excluding SBC (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these

Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

For periods beginning after December 31, 2023 for the Active Sports Restructuring, we are no longer including the other associated costs category of expenses relating to those restructuring activities as restructuring costs for purposes of our Non-GAAP Financial Measures, since these costs are not expected to be significant in future periods.

Our earnings call on February 26, 2025 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax benefit (expense) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination, gains and losses on sale or disposal of assets, net, SBC, Tax Receivable Agreement liability adjustment, restructuring costs, losses and gains and impairment on investments in equity securities, restructuring costs related to the Active Sports Restructuring, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
EBITDA and Adjusted EBITDA:
Net (loss) income	$(59,544)	$(47,590)	$(78,880)	$52,929
Other interest expense, net	32,320	35,397	140,444	135,270
Depreciation and amortization	21,285	19,181	81,190	68,643
Income tax benefit	(8,221)	(21,060)	(11,377)	(3,527)
Subtotal EBITDA	(14,160)	(14,072)	131,377	253,315
Long-lived asset impairment (a)	2,706	—	15,061	9,269
Lease termination (b)	288	(478)	(2,297)	(103)
Loss (gain) on sale or disposal of assets, net (c)	330	(221)	9,855	(5,222)
SBC (d)	5,418	5,770	21,585	24,086
Tax Receivable Agreement liability adjustment (e)	—	(762)	—	(2,442)
Restructuring costs (f)	—	732	—	5,540
Loss and/or impairment on investments in equity securities (g)	2,925	110	3,262	1,770
Adjusted EBITDA	$(2,493)	$(8,921)	$178,843	$286,213

	Three Months Ended December 31,		Year Ended December 31,
(as percentage of total revenue)	2024	2023	2024	2023
Adjusted EBITDA margin:
Net (loss) income margin	(4.9%)	(4.3%)	(1.3%)	0.9%
Other interest expense, net	2.7%	3.2%	2.3%	2.2%
Depreciation and amortization	1.8%	1.7%	1.3%	1.1%
Income tax benefit	(0.7%)	(1.9%)	(0.2%)	(0.1%)
Subtotal EBITDA margin	(1.2%)	(1.3%)	2.2%	4.1%
Long-lived asset impairment (a)	0.2%	—	0.2%	0.1%
Lease termination (b)	0.0%	(0.0%)	(0.0%)	(0.0%)
Loss (gain) on sale or disposal of assets, net (c)	0.0%	(0.0%)	0.2%	(0.1%)
SBC (d)	0.4%	0.5%	0.4%	0.4%
Tax Receivable Agreement liability adjustment (e)	—	(0.1%)	—	(0.0%)
Restructuring costs (f)	—	0.1%	—	0.1%
Loss and/or impairment on investments in equity securities (g)	0.2%	0.0%	0.1%	0.0%
Adjusted EBITDA margin	(0.2%)	(0.8%)	2.9%	4.6%

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(e)	Represents an adjustment to eliminate the gains on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(f)

Represents restructuring costs relating to the Active Sports Restructuring. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.

(g)

Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments. These amounts are included in other expense, net in the consolidated statements of operations. During the three months ended December 31, 2024, this amount included a $0.9 million impairment on investments in equity securities. During the years ended December 31, 2024 and 2023, these amounts included a $0.9 million and a $1.3 million impairment on investments in equity securities, respectively.

Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. and Adjusted (Loss) Earnings Per Share

We define “Adjusted (Loss) Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income (loss) attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, SBC, Tax Receivable Agreement liability adjustment, restructuring costs, loss (gain) and/or impairment on investments in equity securities, other unusual or one-time items, the income tax (expense) benefit effect of these adjustments, and the effect of net (loss) income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net (loss) income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted (Loss) Earnings Per Share – Basic” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted (Loss) Earnings Per Share – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2024	2023	2024	2023
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$(31,602)	$(14,461)	$(38,637)	$33,372
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	2,706	—	15,061	9,269
Income tax expense for above adjustment (b)	(397)	—	(2,033)	(1,233)
Lease termination (c):
Gross adjustment	288	(478)	(2,297)	(103)
Income tax (expense) benefit for above adjustment (b)	(42)	63	301	13
Loss (gain) on sale or disposal of assets (d):
Gross adjustment	330	(221)	9,855	(5,222)
Income tax (expense) benefit for above adjustment (b)	(49)	23	(1,310)	690
SBC (e):
Gross adjustment	5,418	5,770	21,585	24,086
Income tax expense for above adjustment (b)	(800)	(769)	(2,963)	(3,228)
Tax Receivable Agreement liability adjustment (f):
Gross adjustment	—	(762)	—	(2,442)
Income tax benefit for above adjustment (b)	—	191	—	613
Restructuring costs (g):
Gross adjustment	—	732	—	5,540
Income tax expense for above adjustment (b)	—	(97)	—	(736)
Loss and/or impairment on investments in equity securities (h):
Gross adjustment	2,925	110	3,262	1,770
Income tax expense for above adjustment (b)	(429)	(15)	(473)	(237)
Income tax benefit impact from LLC conversion (i):	—	(2,008)	—	(2,008)
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (j)	(4,818)	(2,776)	(21,635)	(16,683)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – basic	(26,470)	(14,698)	(19,284)	43,461
Adjustments related to diluted calculation:
Reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	—	(30,353)	—	36,240
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (l)	—	7,799	—	(8,341)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – diluted	$(26,470)	$(37,252)	$(19,284)	$71,360
Denominator:
Weighted-average Class A common shares outstanding – basic	56,586	44,889	48,005	44,626
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (m)	—	40,045	—	40,045
Dilutive options to purchase Class A common stock (m)	—	—	—	20
Dilutive restricted stock units (m)	—	—	—	281
Adjusted weighted average Class A common shares outstanding – diluted	56,586	84,934	48,005	84,972

Adjusted (loss) earnings per share - basic	$(0.47)	$(0.33)	$(0.40)	$0.97
Adjusted (loss) earnings per share - diluted	$(0.47)	$(0.44)	$(0.40)	$0.84

Anti-dilutive amounts (n):
Numerator:
Reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (k)	$(23,124)	$—	$(18,608)	$—
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (l)	5,736	—	5,323	—
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (n)	39,895	—	40,007	—
Anti-dilutive options to purchase Class A common stock (n)	6	—	9	—
Anti-dilutive restricted stock units (n)	313	202	268	—

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2024	2023	2024	2023
Reconciliation of per share amounts:
(Loss) earnings per share of Class A common stock — basic	$(0.56)	$(0.32)	$(0.80)	$0.75
Non-GAAP Adjustments (o)	0.09	(0.01)	0.40	0.22
Adjusted (loss) earnings per share - basic	$(0.47)	$(0.33)	$(0.40)	$0.97

(Loss) earnings per share of Class A common stock — diluted	$(0.56)	$(0.46)	$(0.80)	$0.57
Non-GAAP Adjustments (o)	0.09	(0.01)	0.40	0.23
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (p)	—	0.03	—	0.04
Adjusted (loss) earnings per share - diluted	$(0.47)	$(0.44)	$(0.40)	$0.84

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. This assumption uses blended statutory tax rates between 25.0% and 25.3% for the adjustments for the 2024 and 2023 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(f)	Represents an adjustment to eliminate the gain on remeasurement of the Tax Receivable Agreement primarily due to changes in the Company’s blended statutory income tax rate.
(g)	Represents restructuring costs relating to Active Sports Restructuring during the three months and year ended December 31, 2023. These restructuring costs include one-time termination benefits, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above.
(h)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments. During the three months ended December 31, 2024, this amount included a $0.9 million impairment on investments in equity securities. During the years ended December 31, 2024 and 2023, these amounts included a $0.9 million and a $1.3 million impairment on investments in equity securities, respectively.
(i)	Represents income tax benefit relating to the LLC Conversion, which was primarily from adjustments for certain deferred tax assets that were written off or had changes in their valuation allowance.
(j)	Represents the adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments that impact the net (loss) income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 41.4% and 47.1% for the three months ended December 31, 2024 and 2023, respectively, and 45.5% and 47.3% for the year ended December 31, 2024 and 2023, respectively.
(k)	Represents the reallocation of net (loss) income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(l)	Represents the income tax expense effect of the above adjustment for reallocation of net (loss) income attributable to non-controlling interests. This assumption uses blended statutory tax rates between 25.0% and 25.3% for the adjustments for 2024 and 2023 periods.
(m)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(n)	These amounts have not been considered in our adjusted (loss) earnings per share – diluted amounts as the effect of these items are anti-dilutive.
(o)	Represents the per share impact of the Non-GAAP adjustments to net (loss) income detailed above (see (a) through (j) above).
(p)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP (loss) earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our earnings per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (n) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
SG&A Excluding SBC:
SG&A	$367,759	$337,087	$1,573,117	$1,538,988
SBC - SG&A	(5,322)	(5,371)	(21,213)	(23,191)
SG&A Excluding SBC	$362,437	$331,716	$1,551,904	$1,515,797
As a percentage of gross profit	96.2%	96.6%	85.0%	80.7%

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com